Exhibit 99.1
ENGlobal Corporation Announces
Q3 2020 Results
Conference Call To Discuss Results at 9:00 am EST Today

HOUSTON, TX, November 5, 2020 -- ENGlobal Corporation (NASDAQ:ENG), a leading provider of engineered modular solutions, today announced that for the third quarter ended September 26, 2020, it achieved revenue of $15,729,000, a 13 percent improvement on revenue of $13,974,000 recorded in the third quarter ended September 28, 2019. This gain was due to a net $3.8 million, or 88 percent, increase in revenue from the company’s Engineering, Procurement and Construction Management (EPCM) segment after COVID-related project decreases, partially offset by a COVID-related $2.0 million, or 21 percent, decrease in revenue from ENGlobal’s Automation segment.

The company recorded a net loss in Q3 2020 of $1,110,000, or $(.04) per share, compared with a net loss of $716,000, or $(.03) per share, in the like year-ago quarter. This increased net loss was primarily the result of the COVID-related revenue decrease from the Automation segment while maintaining our staffing at levels required by the PPP Loan program for full loan forgiveness.

For the first nine months ended September 26, 2020, ENGlobal achieved revenue of $52,871,000, a 33 percent improvement on revenue of $39,758,000 recorded in the first nine months ended September 28, 2019. This gain was due to an $8.9 million, or 37 percent, increase in revenue from the company’s Automation segment and a $4.2 million, or 27 percent, increase in revenue from its EPCM segment.

The company had net income for the first nine months of 2020 of $59,000, or $.00 per share, compared with a net loss of $2,207,000, or $(.08) per share, in the comparable year-ago period. This improvement was primarily the result of the aforementioned increase in company revenue, a 7 percent decrease in overall SG&A expense, and a 1.6 percentage point improvement in gross profit margin from the Automation segment.

"Although our ENGlobal team successfully grew consolidated revenue 13 percent in the third quarter, we were not immune to the ongoing COVID pandemic and its adverse effects on the energy industry," said ENGlobal CEO William A. Coskey, P.E. "As a result of these conditions, we experienced certain project delays, temporary facility closures, together with our customers delaying decisions on new awards.

”We are hopeful, however, that the excellent strategic relationships and capabilities we have built for modular engineered process plants and renewable fuel facilities – areas not totally subject to current COVID-affected oil and gas economics – will soon bear fruit. Currently, we estimate that the total value of our potential opportunities in this sector, including projects we are actively bidding on, exceeds $321 million.”

The CEO said he plans to expand on these projects on today’s investor conference call.

The following is a summary of the income statements for the three- and nine-months periods ended September 26, 2020 and September 28, 2019:

(amounts in thousands)	For the Three Months Ended		For the Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Revenue	$15,729	$13,974	$52,871	$39,758
Gross profit	1,144	1,675	6,857	4,955
Selling, general and administrative expenses	2,174	2,371	6,621	7,125
Operating profit (loss)	(1,030)	(696)	236	(2,170)
Net income (loss)	(1,110)	(716)	59	(2,207)

The following table illustrates the composition of the company's revenue and profitability for its operations for the three- and nine-months periods ended September 26, 2020 and September 28, 2019:

	Three Months Ended				Three Months Ended
(amounts in thousands)	September 26, 2020				September 28, 2019
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$8,016	51.0%	9.4%	2.2%	$4,256	30.5%	1.8%	(13.5)%
Automation	7,713	49.0%	5.1%	(0.4)%	9,718	69.5%	16.5%	12.1%
Consolidated	15,729	100.0%	7.3%	(6.5)%	13,974	100.0%	12.0%	(5.0)%

	Nine Months Ended				Nine Months Ended
(amounts in thousands)	September 26, 2020				September 28, 2019
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$19,771	37.4%	8.5%	(0.9)%	$15,548	39.1%	10.1%	(1.6)%
Automation	33,100	62.6%	15.6%	12.3%	24,210	60.9%	14.0%	8.8%
Consolidated	52,871	100.0%	13.0%	0.4%	39,758	100.0%	12.5%	(5.5)%

The following table presents certain balance sheet items as of September 26, 2020 and December 28, 2019:

(amounts in thousands)	As of September 26, 2020	As of December 28, 2019
Cash and cash equivalents	$12,699	$8,307
Working capital	15,052	11,289

For further information on ENGlobal's third quarter 2020 financial results, please refer to its Form 10-Q filing on the company's website at www.englobal.com, or on the SEC's website at www.sec.gov.

Conference Call
Management will host a conference call today at 9:00am EST to discuss the company's Q3 2020 financial results, provide updates on contract awards, and provide outlook for the rest of 2020. To participate in the conference call, please dial (Toll Free) 844-369-8770 domestically or 862-298-0840 internationally, approximately 5 to 10 minutes before the beginning of the call. The conference call will also be broadcast live over the Internet and can be accessed at: https://www.webcaster4.com/Webcast/Page/2272/38422

You may access the teleconference replay by dialing (Toll Free) 877-481-4010 domestically or 919-882-2331 internationally, referencing conference ID 38422. This replay will be available shortly after the completion of the live event through 9:00am EST on November 12, 2020. You may also access the replay by visiting the company's web site at https://www.englobal.com/investors/events-and-presentations/

About ENGlobal
ENGlobal (ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within ENGlobal's Automation segment, ENGlobal Government Services, Inc. provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
The statements above regarding the company's expectations, its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements related to future, not past, events and are based on the company's current expectations and assumptions regarding the company's business, the economy and other future conditions, and are subject to risks and uncertainties. Generally, the words "anticipate," "believe," "estimate," "expect," "may" and similar expressions, identify forward-looking statements, which generally are not historical in nature. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results could differ materially from the results described in the forward-looking statements due to the risks and uncertainties, including, among other things, (1) the impact of the COVID-19 pandemic and of the actions taken by governmental authorities, individuals and companies in response to the pandemic on the company's business, financial condition, and results of operations, including on the company's revenues and profitability; (2) the effect of economic downturns and the volatility and level of oil and natural gas prices, including the severe disruptions in the worldwide economy, including the global demand for oil and natural gas, resulting from the COVID-19 pandemic; (3) the company's ability to realize revenue projected in the company's backlog and the company's ability to collect accounts receivable and process accounts payable in a timely manner; (4) the company's ability to increase the company's backlog, revenue and profitability; (5) the company's ability to realize project awards or contracts on the company's pending proposals, and the timing, scope and amount of any related awards or contracts; (6) the company's ability to retain existing customers and attract new customers; (7) the company's ability to attract and retain key professional personnel; (8) the company's ability to obtain additional financing when needed; (9) the company's dependence on one or a few customers; (10) the risks of internal system failures of the company's information technology systems, whether caused by the company, third-party service providers, intruders or hackers, computer viruses, malicious code, cyber-attacks, phishing and other cyber security problems, natural disasters, power shortages or terrorist attacks; (11) the uncertainties related to the U.S. Government's budgetary process and their effects on the company's long-term U.S. Government contracts; (12) the risk of unexpected liability claims or poor safety performance; (13) the company's reliance on third-party subcontractors and equipment manufacturers; (14) the company's ability to satisfy the continued listing standards of NASDAQ with respect to the company's common stock or to cure any continued listing standard deficiency with respect thereto; and (15) the effect of changes in laws and regulations, including U.S. tax laws, with which the company must comply and the associated cost of compliance with such laws and regulations. For additional information regarding known material factors that could cause the company's actual results to differ from the company's projected results, please see ENGlobal's filings with the Securities and Exchange Commission, including the company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:
Mark A. Hess
Phone: (281) 878-1000
E-mail: ir@ENGlobal.com

Market Makers - Investor Relations
Jimmy Caplan
512-329-9505
Email: jimmycaplan@me.com

Market Makers - Media Relations
Rick Eisenberg
212-496-6828
Email: eiscom@msn.com

ENGlobal Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Operating revenues	$15,729	$13,974	$52,871	$39,758
Operating costs	14,585	12,299	46,014	34,803
Gross profit	1,144	1,675	6,857	4,955

Selling, general and administrative expenses	2,174	2,371	6,621	7,125
Operating profit (loss)	(1,030)	(696)	236	(2,170)

Other income (expense):
Other income, net	4	7	6	48
Interest expense, net	(62)	(5)	(103)	(12)
Income (loss) from operations before income taxes	(1,088)	(694)	139	(2,134)

Provision for federal and state income taxes	22	22	80	73

Net income (loss)	(1,110)	(716)	59	(2,207)

Basic and diluted income (loss) per common share:	$(0.04)	$(0.03)	$0.00	$(0.08)

Basic and diluted weighted average shares used in computing income (loss) per share:	27,507	27,410	27,529	27,417

ENGlobal Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(amounts in thousands, except share amounts)

	September 26, 2020	December 28, 2019
ASSETS
Current Assets:
Cash	$12,699	$8,307
Trade receivables, net of allowances of $270 and $236	12,703	11,435
Prepaid expenses and other current assets	185	889
Contract assets	3,055	3,862
Total Current Assets	28,642	24,493
Property and equipment, net	1,193	1,033
Goodwill	720	720
Other assets
Right of use asset	1,999	2,133
Deposits and other assets	391	307
Total Other Assets	2,390	2,440
Total Assets	$32,945	$28,686

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$3,084	$3,261
Accrued compensation and benefits	2,875	2,783
Current portion of leases	1,613	1,041
Contract liabilities	2,732	5,438
Current portion of note	3,042	—
Other current liabilities	244	681
Total Current Liabilities	13,590	13,204
Deferred payroll tax	791	—
Long-term debt	3,371	—
Long-term leases	932	1,458
Total Liabilities	18,684	14,662
Commitments and Contingencies (Note 8)
Stockholders’ Equity:
Common stock - $0.001 par value; 75,000,000 shares authorized; 27,560,686 shares issued and outstanding at September 26, 2020 and 27,413,626 shares issued and outstanding at December 28, 2019	28	27
Additional paid-in capital	37,111	36,934
Accumulated deficit	(22,878)	(22,937)
Total Stockholders’ Equity	14,261	14,024
Total Liabilities and Stockholders’ Equity	$32,945	$28,686

ENGlobal Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(amounts in thousands)

	For the Nine Months Ended
	September 26, 2020	September 28, 2019
Cash Flows from Operating Activities:
Net income (loss)	$59	$(2,207)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	313	258
Share-based compensation expense	177	45
Changes in current assets and liabilities:
Trade accounts receivable	(1,268)	2,748
Contract assets	807	(953)
Prepaids and other current assets	620	956
Accounts payable	(177)	(229)
Accrued compensation and benefits	883	(126)
Contract liabilities	(2,706)	209
Income taxes payable	(76)	16
Other current liabilities, net	(361)	(460)
Net cash provided by (used in) operating activities	$(1,729)	$257

Cash Flows from Investing Activities:
Proceeds from notes receivable	—	24
Property and equipment acquired	(228)	(191)
Net cash used in investing activities	$(228)	$(167)

Cash Flows from Financing Activities:
Purchase of common stock	—	(61)
Proceeds from PPP loan	4,937	—
Proceeds from revolving credit facility	1,476	—
Payments on finance leases	(64)	(1)
Net cash provided by (used in) financing activities	$6,349	$(62)
Net change in cash	4,392	28
Cash at beginning of period	8,307	6,060
Cash at end of period	$12,699	$6,088

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$103	$12
Right of use assets obtained in exchange for new operating lease liability	$963	$2,377
Cash paid during the period for income taxes (net of refunds)	$16	$—
Debt issuance costs	$140	$—
Leased assets obtained in exchange for new finance lease liabilities	$219	$236